Exhibit 99

Results of Operations and Financial Condition

West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announced net income of $827,000 for the six months ended June 30, 2015, an increase of $231,000, or 38.7%, from net income of $596,000 for the six months ended June 30, 2014. The increase in net income resulted primarily from increases in net interest income of $473,000 offset by increases in noninterest expense of $239,000. Net income for the quarter ended June 30, 2015 was $408,000 compared to $324,000 for the quarter ended June 30, 2014. The increase was primarily due to an increase in net interest income of $252,000, offset by increased noninterest expense of $131,000.

For the six months ended June 30, 2015, net interest income increased $473,000, or 9.5%, to $5.46 million from $4.99 million for the six months ended June 30, 2014. The increase was primarily due to an increase in interest income on loans of $682,000 to $5.87 million from $5.18 million, a slight decrease in interest expense to $817,000 for the June 30, 2015 period from $818,000 for the 2014 period, offset by a $200,000 decrease in interest on investment securities to $375,000 for the June 30,, 2015 period from $575,000 for the June 30, 2014 period. For the quarter ended June 30, 2015, net interest income increased $252,000 to $2.79 million from $2.54 million for the quarter ended June 30, 2014. Quarterly increases were due to increased interest on loans of $357,000 offset by decreased interest on investment securities of $85,000.

Provision for loan losses was $630,000 for the six months ended June 30, 2015, compared to $869,000 for the six months ended June 30, 2014, a decrease of $239,000, or 27.5%. This decrease to the provision is based on management’s analysis of the allowance for loan and lease losses which led to a decrease in quarter ended June 30, 2015 of $225,000.

Noninterest income decreased $66,000, or 8.5%, to $711,000 for the six months ended June 30, 2015, from $777,000 for the six months ended June 30, 2014. The decrease was due primarily to a decrease in the gain on sale of available for sale securities of $81,000 offset by net gains on sale of other assets of $9,000 and an increase in other income of $4,000. For the quarter ended June 30, 2015, noninterest income was reduced by $183,000 to $348,000 from $531,000 for the year earlier quarter primarily due to a decrease in gain on available-for-sale securities of $106,000 and decrease in gain on sale of loans of $57,000.

For the six months ended June 30, 2015, noninterest expense increased $239,000, or 5.9%, to $4.30 million, from $4.02 million for the six months ended June 30, 2014. The increase was due primarily to a $141,000 increase in salaries and employee benefits, along with other normal quarterly increases. Salaries and employee benefits increased due to normal cost of living and merit increases, and increases to medical, pension and other benefit programs. For the quarter ending June 30, 2015, noninterest expense increased $131,000 primarily due to increase of salaries and employee benefits of $46,000 and other expenses of $58,000 which primarily consisted of increased SBA fees, FHLMC fees and charitable contributions.

The provision for income taxes was $454,000 for six months ended June 30, 2015 compared to $279,000 for six months ended June 30, 2014, reflecting an increase in pretax income. Our effective tax rates were 35.4% and 31.9% for the six months ended June 30, 2015 and 2014, respectively. Provision for income taxes for the quarter ending June 30, 2015 was $227,000 with an effective tax rate of 35.7% compared to the prior year quarter ending June 30, 2014 of $148,000 with an effective tax rate of 31.3%.

Comparison of Financial Condition at June 30, 2015 and December 31, 2014

Total assets increased $11.7 million, or 4.5%, to $271.2 million at June 30, 2015 from $259.4 million at December 31, 2014. The increase was the result of an increase in net loans, offset by a decrease in investment securities available for sale.

Net loans increased $17.6 million, or 9.2%, to $209.8 million at June 30, 2015 from $192.2 million at December 31, 2014, due to increases in commercial real estate and multi-family loans of $8.5 million, commercial loans of $4.2 million and indirect consumer loans of $6.2 million. These increases were offset by a decrease in construction loans of $2.6 million, or 40.6%, to $1.8 million at June 30, 2015 from $4.4 million at December 31, 2014. Total non-performing loans increased $1.9 million to $4.5 million at June 30, 2015 from $2.6 million at December 31, 2014, due to a $2.3 million commercial loan on nonaccrual.

Total cash and cash equivalents decreased $450,000, or 4.5%, to $9.4 million at June 30, 2015 from $9.9 million at December 31, 2014. The decrease in total cash and cash equivalents reflected an increase in loan funding and normal fluctuations from operations.

Securities classified as available for sale decreased $6.4 million, or 15.1%, to $36.1 million at June 30, 2015 from $42.5 million at December 31, 2014, with sales and normal cash flow utilized to fund loan growth. At June 30, 2015, securities classified as available for sale consisted of mortgage-backed securities, and municipal obligations.

Deposits increased $5.6 million, or 2.7%, to $209.3 million at June 30, 2015 from $203.7 million at December 31, 2014. The increase was the result of an increase in Financial Institution certificate of deposits to help fund loan growth.

Federal Home Loan Bank advances increased $7.0 million to $31.0 million at June 30, 2015 from $24.0 million at December 31, 2014. These advances were used to fund loan growth.

Total equity decreased $560,000 to $29.9 million at June 30, 2015 from $30.4 million at December 31, 2014. The decrease was a result of shares repurchased and cash dividends offset in part by net income of $827,000 for the period.

	June 30,	December 31,
	2015	2014
	Unaudited
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$271,205	$259,354
Total cash and cash equivalents	9,413	9,862

Investment in available for sale securities, at fair value	36,113	42,539
Loans held for sale	1,300	50
Loans, net	209,836	192,195
Bank-owned life insurance	5,216	5,152
Federal Home Loan Bank of Indianapolis, at cost	1,323	1,497
Deposits	209,305	203,730
Borrowings	31,000	24,000
Total Equity	29,891	30,449

ASSET quality ratios:

Nonperforming loans to total loans	2.13%	1.35%
Nonperforming assets to total assets	1.71%	1.18%
Net charge-offs (recoveries) to average loans outstanding	0.46%	1.17%
Allowance for loan losses to non-performing loans	46.59%	74.03%
Allowance for loan losses to total loans	0.99%	1.01%

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(In Thousands, except per share amounts)		(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,211	$2,941	$6,277	$5,805
Interest expense	419	401	817	818
Net interest Income	2,792	2,540	5,460	4,987
Provision for loan losses	300	525	630	869
Net interest income after provision for loan losses	2,492	2,015	4,830	4,118
Noninterest income	348	531	711	777
Noninterest expense	2,205	2,073	4,260	4,021
Income before income tax expense	635	473	1,281	874
Income tax expense	227	149	454	278
Net income	408	324	827	596

Basic earnings per share	$0.34	$0.25	$0.69	$0.47
Diluted earnings per share	0.34	0.25	0.69	0.47
Dividends per share	0.06	0.06	0.12	0.12